KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   202.778.9100 Fax
                                                   www.kl.com


                                December 22, 2004



Neuberger Berman Institutional Liquidity Series
605 Third Avenue, 2nd Floor
New York, NY  10158-0180


Ladies and Gentleman:

      We have acted as counsel to Neuberger Berman Institutional Liquidity Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-120168; 811-21647) (the "Pre-Effective Amendment"), registering an indefinite number of Trust Class shares of beneficial interest of the Neuberger Berman Institutional Cash Fund and Neuberger Berman Prime Money Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment. For purposes of rendering that opinion, we have examined the Pre-Effective Amendment, the Trust Instrument and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

Neuberger Berman Institutional Liquidity Series
December 22, 2004
Page 2


      1. The Shares to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Trust; and

      2. When issued and paid for upon the terms provided in the Pre-Effective Amendment, the Shares to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid and nonassessable.

      This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Pre-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Pre-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                        Very truly yours,


                                        /s/ Kirkpatrick & Lockhart LLP
                                        ------------------------------
                                        Kirkpatrick & Lockhart LLP